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                                                                    EXHIBIT 23.1





                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Star Gas Partners, L.P.

We consent to incorporation by reference in the registration statement to be filed on Form S-3 of Star Gas Partners, L.P. of our report dated November 30, 1999, relating to the consolidated balance sheets of Star Gas Partners, L.P. and subsidiary as of September 30, 1998 and 1999, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended September 30, 1999 and related schedule, which report appears in the September 30, 1999 annual report on Form 10-K of Star Gas Partners, L.P.

Additionally, we consent to incorporation by reference in the registration statement to be filed on Form S-3 of Star Gas Partners, L.P. of our report dated February 16, 1999, relating to the consolidated balance sheets of Petroleum Heat and Power Co., Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998 and related schedule, which report is included in the February 18, 1999 current report on Form 8-K of Star Gas Partners, L.P.

Additionally, we consent to the inclusion in the registration statement to be filed on Form S-3 of Star Gas Partners, L.P. of our report dated December 30, 1999, relating to the balance sheet of Star Gas LLC as of September 30, 1999, which report is included herein.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.





Stamford, Connecticut
December 30, 1999